Exhibit 99.1

REDWOOD TRUST TO EXPAND BUSINESS PURPOSE LENDING PIPELINE THROUGH STRATEGIC INVESTMENT

MILL VALLEY, CA – Thursday, April 22, 2021 – Redwood Trust, Inc. (NYSE: RWT) a leader in expanding access to housing for homebuyers and renters, today announced a minority preferred equity investment in Churchill Finance (“Churchill”), a vertically-integrated real estate finance company based in New York, NY. Operating since 2014, Churchill focuses on the origination, aggregation, and asset management of real estate credit products backed by residential, multifamily and commercial properties.

The investment will help grow and diversify the asset sourcing channels for CoreVest, a Redwood Trust company and the market's leading lender to residential real estate investors. The investment will also provide growth capital for Churchill as well as access to additional capital markets expertise. Investment proceeds will be used for a combination of capital to invest in strategic growth initiatives of Churchill, and for deployment into financial assets originated by Churchill across its investment verticals.

Investment Highlights

•	Creates partnership with leading market participant with important strategic synergies to CoreVest’s existing business
•	Provides direct investment opportunity that will drive growth in a mature and diversified operating platform
•	Diversifies access to a growing pipeline of bridge and single-family rental loans
•	Expands opportunities for loan distribution for CoreVest-originated products
•	Enhances access to institutional capital for sophisticated housing investors

“A strategic partnership with Churchill accelerates our strategy to further expand our footprint in the $90 billion business purpose lending market. Churchill has developed a unique business model with attractive adjacencies to our core business,” said Beth O’Brien, Chief Executive Officer of CoreVest. “Diversifying our sourcing channels provides us with additional scale and expands how we meet the growing needs of sophisticated housing investors. I am excited about working closely with the Churchill leadership team, including joining Churchill’s Board, to help drive our aligned strategies in providing best-in-class financing solutions to the marketplace.”

“Over the past six years we have established Churchill as a leading market participant across the real estate credit spectrum. We are excited to have a strategic investor with the reputation and expertise of Redwood and its leadership team. We look forward to leveraging the strategic synergies of our businesses to continue growing in the markets we serve,” said Sorabh Maheshwari, a Founding Partner of Churchill. “We are pleased to welcome Beth to our Board. Her expertise in the capital markets and business creation and development will provide valuable insight as we execute on our strategic initiatives.”

Piper Sandler & Co. served as the exclusive financial advisor to Churchill Finance.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

About CoreVest

CoreVest is the leading lender to residential real estate investors, nationwide. We offer long-term loans for stabilized rental properties as well as short-term bridge loans, investment credit lines and build to rent programs. With more than $10 billion in loans funded and approximately 100,000 units financed, CoreVest offers attractive rates, rapid timelines and closing certainty. We work directly with borrowers and brokers. For more information, visit www.corevestfinance.com or connect with us on LinkedIn, Twitter, or Facebook.

About Churchill Finance

Churchill Finance (“Churchill”) is a real estate investment firm operating since 2014 to capitalize on United States real estate debt, equity, and distressed opportunities. The firm’s Principals have over 100 years of combined real estate experience with strong track records of investing and asset managing billions of dollars in US real estate. Churchill was founded to take advantage of bespoke, point-in-time opportunities throughout real estate market cycles with primary focus on downside protection while optimizing risk adjusted return. Churchill’s value proposition is centered around the breadth and depth of experience of its management team as well as its development of proprietary technology platforms. For more information about Churchill, visit our website at www.churchillre.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com